Exhibit 99.1
Matrixx Initiatives, Inc. Reports 49% Revenue
Growth in the Third Quarter and a 53% Increase In Net
Income
Year-To-Date Revenue Increased 40% to $46.4 Million and EPS Grew to $0.62
October 25, 2005– PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better™,” today announced financial results for the third quarter and nine-month period ended September 30, 2005. For the third quarter, revenue increased 49% to approximately $25.2 million compared to approximately $16.9 million in the third quarter of 2004. The Company reported net income for the third quarter of approximately $5.6 million, or $0.58 per diluted share, compared to net income of approximately $3.7 million, or $0.39 per share, in the third quarter of 2004. The improvement in sales and earnings during the third quarter is primarily due to initial shipments of the new Zicam Flu products and Nasal Comfort line as well as higher sales of existing Zicam® products.
For the nine months ended September 30, 2005, revenues increased to approximately $46.4 million, or 40% above the $33.2 million recognized for the first nine months of 2004. Net income grew 84% for the nine months ended September 30, 2005 to approximately $6.0 million, or $0.62 per diluted share, versus net income of approximately $3.3 million, or $0.34 per share, in 2004. Net income and earnings per share for the first nine months of 2005 reflect actual and expected reimbursement of $1.7 million (approximately $1.0 million net of tax) for a portion of legal expense incurred in defense of product liability lawsuits in 2004 and the first nine months of this year. No legal reimbursement was recognized in 2004.
If current sales trends continue, we expect to exceed previously-issued guidance for 2005, which was a 25-35% growth in revenue and a 10-20% increase in net income compared to 2004. However, due to increased investments in marketing and research and development, we do not expect fourth quarter 2005 earnings will achieve the level earned in the fourth quarter of 2004, which was $0.17 per share. The Company will provide further guidance as the cold and flu season develops.
Carl J. Johnson, President and Chief Executive Officer of Matrixx Initiatives, said, “The third quarter sell-in for the upcoming cold and flu season was very successful. We began shipping our new Zicam Cold and Flu relief products as well as the new Nasal Comfort™ line. The retail sales trend for Zicam products is very encouraging and Zicam growth continues to outpace the category. For the 12 weeks ended October 2, 2005, retail sales (three-outlet syndicated scanner data, not including our customer Wal-Mart) of Zicam products increased approximately 40% while the total cough/cold category increased approximately 1% compared to the same period last year. The financial results achieved during the third quarter represent the continued growth of the Zicam brand and successful new product introductions.”
Mr. Johnson continued, “I believe our marketing plans for the fourth quarter are particularly exciting. We will begin aggressive sampling programs for our new Nasal Comfort products as well as in-store sampling of Zicam Cold Remedy Rapid Melts™ that will coincide with increases in the incidence of colds by geographic location. A new television advertising campaign has begun, featuring actual Zicam users who share real life experiences about how Zicam helped them get over a cold faster. For the first time, Zicam will have a presence on prime network TV, while continuing early morning, day, and prime cable advertising. Greater use of print, radio, and a continuation of the successful Rush Limbaugh endorsement campaign will carry the Zicam story to more consumers than ever before at higher levels of advertising frequency. Additionally, we developed new web sites and content for both Zicam and Nasal Comfort

(www.Zicam.com and www.NasalComfort.com) which will assist in new internet advertising and targeted communications to consumers that will benefit from our products. We believe these programs will help increase our brand awareness and future trial of our products. These marketing activities represent an important investment in the future of Matrixx Initiatives, Inc., and reflect our understanding that building a brand is a long-term activity.
We also remain committed to increasing our research and development efforts. Year-to-date R&D spending has increased 67% to approximately $2.2 million versus $1.3 million in the same period last year. R&D efforts are particularly focused on expanding into new OTC categories such as oral care, analgesics, and antacids. For the full year we anticipate investing 4-6% of net sales on research and development.”
William Hemelt, Executive Vice President and Chief Financial Officer, stated, “Growth from existing products in our cold, allergy/sinus, and cough groups accounted for 53% of our sales growth for the nine months ended September 30, 2005. New products continue to help fuel our growth and account for approximately 14% of year-to-date sales. Gross margins decreased from 69% to 68% for the third quarter of 2005. The decreased margin is primarily due to higher start-up costs related to our new products and increased freight costs. Gross margins in the fourth quarter may also be affected by these increased costs. We expect margin improvements on our new products in the future as we normalize our manufacturing volumes after the initial sell-in. Freight costs were impacted by higher fuel surcharges and later than usual category resets, resulting in expedited shipments of inventory to retailers. We continue to target 70% gross margins. Our cash position decreased to approximately $7.3 million as of September 30, 2005 due to the build-up of inventory and increased shipments during the quarter. However, our working capital increased to $29.6 million due to higher sales, resulting in an increase in accounts receivable to approximately $21 million.”
Mr. Hemelt continued, “Operating expenses continue to be negatively impacted by legal expense. Net legal expense was approximately $1.7 million ($2.0 million in legal expense reduced by $300,000 for expected reimbursement of legal expenditures from the Company’s principal insurance carrier) in the third quarter of 2005, compared to approximately $1.8 million in the third quarter of 2004. For the first nine months of 2005, net legal expense was approximately $3.8 million ($5.5 million in legal expense reduced by $1.7 million for expected and actual reimbursement of legal expenditures), compared to approximately $3.3 million in the first nine months of 2004. We expect to recognize additional reimbursements from our insurance carriers for a portion of legal expense incurred in subsequent periods.”
Third Quarter 2005 Consolidated Financial Results

	2005	2004	2005	2004
($000s)	3rd Qtr	3rd Qtr	YTD	YTD
Net Sales	$25,203	$16,905	$46,439	$33,229
Cost of Sales	8,154	5,235	14,076	10,405

Gross Profit	17,049	11,670	32,363	22,824
Operating Expenses	7,008	5,429	20,361	16,317
Research and Development	784	353	2,249	1,346

Income from Operations	9,257	5,888	9,753	5,161
Total Other Income (expense)	115	248	301	322

Net Income Before Tax	9,372	6,136	10,054	5,483
Income Tax Expense	3,732	2,459	4,023	2,199

Net Income	$5,640	$3,677	$6,031	$3,284

Net Income per Diluted Share	$0.58	$0.39	$0.62	$0.34
Average Shares Outstanding (mil)	9.7	9.5	9.7	9.6

Selected Balance Sheet Information

($000s)	Sept. 30, 2005	Dec. 31, 2004	Sept 30, 2004
Cash and Marketable Securities	$7,336	$12,694	$4,668
Accounts Receivable — Trade	$20,853	$12,386	$12,273
Inventory	$10,574	$7,241	$8,895
Restricted Cash	$5,000	$5,000	$5,036
Total Assets	$64,478	$60,134	$54,043
Current Liabilities	$12,855	$15,091	$11,756
Working Capital	$29,637	$23,205	$17,617
Total Debt	$0	$0	$2,000
Shareholders’ Equity	$50,706	$44,126	$42,287
There will be a teleconference Wednesday, October 26, 2005 at 11:00 a.m. EDT to discuss third quarter financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, log onto http://www.matrixxinc.com and click on the third quarter 2005 teleconference icon. A replay of the teleconference will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 9997226 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category, and recently launched a new brand, Nasal Comfort, for nasal health. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts®; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as six Zicam Cough Mist™ products. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Manager of Investor Relations, 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our expectation of exceeding our previously-issued guidance for 2005; (ii) our expectation regarding reimbursement for legal expense from our insurance carriers; (ii) our belief new advertising will attract new users to Zicam; (iii) our expectations regarding increased marketing and research and development expense in the fourth quarter of 2005; (iv) our expectation of increased sales in the fourth quarter; (v) our expectation of spending 4-6% of net sales on R&D in 2005; and (iv) our expectation of improving gross margins in the future. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, under the heading “Risk Factors”, filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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